                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (date of earliest event reported): July 19, 2004

                               HALLIBURTON COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                        1-3492                75-2677995
(State or other jurisdiction of         (Commission           (I.R.S. Employer
        incorporation)                  File Number)         Identification No.)


                            1401 MCKINNEY, SUITE 2400
                              HOUSTON, TEXAS 77010
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (713) 759-2600

ITEM 5. OTHER EVENTS

         On July 19, 2004, Halliburton Company filed Amendment No. 2 to its Registration Statement on Form S-4 (Registration No. 333-112977) (as so amended, the "Registration Statement") with the Securities and Exchange Commission. The Registration Statement includes the following information:

PROPOSED PLAN OF REORGANIZATION

         DII Industries, LLC, Kellogg Brown & Root Inc. and six other subsidiaries filed Chapter 11 proceedings on December 16, 2003 in bankruptcy court in Pittsburgh, Pennsylvania. The cases have been assigned to the Honorable Judith K. Fitzgerald. On May 10, 2004, the bankruptcy court completed hearings on confirmation of the proposed plan of reorganization. On July 16, 2004, the bankruptcy court issued an order confirming the plan of reorganization. We are currently reviewing and may seek clarification of portions of the order. We expect that, by the end of the summer 2004, the district court will affirm the order issued by the bankruptcy court.

         The bankruptcy court also issued an order denying standing to insurance carriers' objections to confirmation of the plan of reorganization except on limited issues. The insurers have the right to appeal this order. These appeals could be withdrawn if proposed insurance settlements, including those discussed below under "-- Other Recent Developments -- Agreements in Principle with Insurance Carriers," become effective.

         The proposed plan of reorganization provides that, if and when an order confirming the proposed plan of reorganization becomes final and non-appealable:

         o up to approximately $2.3 billion in cash, 59.5 million shares of Halliburton common stock (valued at approximately $1.7 billion for accrual purposes using a stock price of $29.37 per share, which is based on the average trading price for the five days immediately prior to and including March 31, 2004) and notes currently valued at approximately $52.0 million will be contributed to trusts for the benefit of current and future asbestos and silica personal injury claimants; and

         o the trust for asbestos claimants will receive a payment equal to the amount of insurance recoveries received by DII Industries and Kellogg Brown & Root if and to the extent aggregate recoveries exceed $2.3 billion, subject to a cap of $700.0 million to be paid to the trust out of insurance recoveries. However, if the proposed settlements with our insurance carriers described below under "-- Other Recent Developments -- Agreements in Principle with Insurance Carriers" are completed on the terms announced or proposed, insurance recoveries will not exceed $2.3 billion.

         In connection with reaching an agreement with representatives of asbestos and silica claimants to limit the cash required to settle pending claims to $2.775 billion, DII Industries paid $311.0 million to the claimants in December 2003. Halliburton also agreed to guarantee the payment of certain claims, and, in accordance with settlement agreements, Halliburton made additional payments of $119.0 million (plus $4.0 million in additions in lieu of interest) in June


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2004. We expect Halliburton to pay an additional approximately $50.0 million in pending claims under these settlement agreements 30 days after the proposed plan of reorganization becomes final and non-appealable. We may not be entitled to reimbursement for these payments if the proposed plan of reorganization does not become effective in accordance with its terms.

AGREEMENTS IN PRINCIPLE WITH INSURANCE CARRIERS

         In May 2004, we entered into non-binding agreements in principle with representatives of the London Market insurance carriers that, if implemented, would settle insurance disputes with substantially all the solvent London Market insurance carriers for asbestos- and silica-related claims and all other claims under the applicable insurance policies. These agreements in principle are subject to board of directors' approval of all parties, agreement by all remaining London Market insurers, and an order by the bankruptcy court confirming our proposed plan of reorganization that has become final and non-appealable.

         We also expect to shortly enter into a non-binding agreement in principle with our solvent domestic insurance carriers that, if implemented, would settle asbestos- and silica-related claims and all other claims under the applicable insurance policies and terminate all the applicable insurance policies. This agreement in principle would be subject to board of directors' approval of all parties, agreement by Federal-Mogul Products, Inc., approval by the Federal-Mogul bankruptcy court, and an order by the bankruptcy court confirming our proposed plan of reorganization that has become final and non-appealable.

         These proposed settlements with our insurance carriers are subject to numerous conditions, including the conditions of the previously announced Equitas settlement, which includes the condition that the United States Congress does not pass national asbestos litigation reform legislation before January 5, 2005. Although we are working toward implementation of these proposed settlements, there can be no assurance that the transactions contemplated by these agreements in principle can be completed on the terms announced.

         Under the terms of our announced insurance settlements and proposed insurance settlements, we expect to receive cash proceeds with a present value of approximately $1.4 billion for our asbestos- and silica-related insurance receivables. Our December 31, 2003 estimate of our asbestos- and silica-related insurance receivables already included the charge for the settlement amount under the Equitas agreement reached in January 2004, as well as certain other probable settlements with carriers for which we could reasonably estimate the amount of the settlement. In the second quarter of 2004, we reduced the amount recorded as insurance receivables for asbestos- and silica-related liabilities insured by domestic carriers, resulting in a pre-tax charge to discontinued operations of approximately $680.0 million.

BARRACUDA-CARATINGA OPERATING LOSSES

         In June 2004, we announced that we will take additional operating losses on our Barracuda-Caratinga project in the second quarter of 2004 of approximately $200.0 million after tax ($310.0 million before tax). The additional charge follows a detailed review of the project, indicating higher cost estimates, schedule delays and increased contingencies for the balance of


                                       3
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the project until completion. See "Risk Factors -- Risks Relating to Our
Business -- The Barracuda-Caratinga project is currently behind schedule, has substantial cost overruns and will likely result in liquidated damages payable by us and our inability to recover our costs associated with the project."

NEW REVOLVING CREDIT FACILITY

         In July 2004, we entered into a new secured $500.0 million 364-day revolving credit facility for general working capital purposes with terms substantially similar to our existing $700.0 million revolving credit facility. See "Description of Selected Settlement-Related Indebtedness."

ESG SECURITIZATION FACILITY

         In June 2004, we sold undivided interests in specified receivables totaling $268.0 million under our Energy Services Group securitization facility. For additional information about this, please see Note 6 of the consolidated financial statements in our Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on May 12, 2004.

KBR RECEIVABLES PURCHASE AGREEMENT

         In May 2004, Kellogg Brown & Root Services, Inc. entered into an agreement to sell, assign and transfer its entire title and interest in specified accounts receivable to a third party. The face value of the receivables sold to the third party will be reflected as a reduction of accounts receivable in our consolidated balance sheets. The amount of receivables that can be sold under the facility varies based on the amount of eligible KBR receivables at any given time and other factors. However, each receivable sold pursuant to this agreement must have a net face value (as defined in this agreement) of at least $500,000, and the maximum amount that may be outstanding under this agreement at any given time is $650.0 million. The total amount of receivables sold under this agreement as of July 15, 2004 was approximately $450.0 million.

RISKS RELATING TO ASBESTOS AND SILICA LIABILITY

      WE MAY BE UNABLE TO FULFILL THE CONDITIONS NECESSARY TO COMPLETE THE PROPOSED PLAN OF REORGANIZATION, AND THERE IS NO ASSURANCE THAT THE PLAN OF REORGANIZATION IN THE CHAPTER 11 PROCEEDINGS OF DII INDUSTRIES, KELLOGG BROWN & ROOT AND OUR OTHER AFFECTED SUBSIDIARIES WILL BE APPROVED AND BECOME EFFECTIVE.

         As contemplated by our proposed plan of reorganization, DII Industries, Kellogg Brown & Root and six other subsidiaries (collectively referred to herein as the "debtors") filed Chapter 11 proceedings on December 16, 2003 in bankruptcy court in Pittsburgh, Pennsylvania. Although the bankruptcy court in July 2004 confirmed the proposed plan of reorganization, completion of the plan of reorganization remains subject to several conditions, including the requirements that the federal district court affirm the bankruptcy court's order confirming the plan of reorganization, and that the bankruptcy court and federal district court orders become final and non-appealable. Completion of the proposed plan of reorganization is also conditioned on continued availability of financing on terms acceptable to us in order to allow us to fund the


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cash amounts to be paid in the plan of reorganization. There can be no assurance that such conditions will be met.

         The hearing on confirmation of the proposed plan of reorganization was completed on May 10, 2004 and the bankruptcy court entered an order confirming the plan of reorganization on July 16, 2004. Some of the insurance carriers of DII Industries and Kellogg Brown & Root objected to confirmation of the proposed plan of reorganization and to the extent announced or proposed settlements with these insurance carriers are not finalized or approved by the bankruptcy court, we believe that these insurance carriers may take additional steps to prevent or delay effectiveness of a plan of reorganization, including appealing the rulings of the bankruptcy court. In that event, there can be no assurance that the insurance carriers would not be successful or that such efforts would not result in delays in the reorganization process. There can be no assurance that we will obtain the required judicial approval of the proposed plan of reorganization or any amended plan of reorganization that we may propose if a final order affirming the proposed plan of reorganization is not issued.

         If the currently proposed plan of reorganization is not affirmed by the district court and the Chapter 11 proceedings are not dismissed, the debtors could propose a new plan of reorganization. Chapter 11 permits a company to remain in control of its business, protected by a stay of all creditor action, while that company attempts to negotiate and confirm a plan of reorganization with its creditors. However, it is uncertain for how long a period of time the bankruptcy court would permit the debtors to retain their exclusive right to file an amended plan of reorganization. If the debtors are unsuccessful in obtaining confirmation of the currently proposed plan of reorganization or an amended plan of reorganization, the assets of the debtors could be liquidated in the Chapter 11 proceedings, a third party may obtain the right to file a plan of reorganization, the Chapter 11 proceedings could be converted to proceedings under Chapter 7 of the United States Bankruptcy Code or the cases could be dismissed. In the event of a liquidation of the debtors, or a plan of reorganization proposed by a third party, Halliburton could lose its controlling interest in DII Industries and Kellogg Brown & Root. Moreover, if the plan of reorganization is not confirmed and the debtors have insufficient assets to pay the creditors, Halliburton's assets could be drawn into the liquidation proceedings because Halliburton guarantees certain of the debtors' obligations.

      IF PROPOSED FEDERAL LEGISLATION TO PROVIDE NATIONAL ASBESTOS LITIGATION REFORM BECOMES LAW, WE MAY BE REQUIRED TO PAY MORE TO RESOLVE OUR ASBESTOS LIABILITIES THAN WE WOULD HAVE PAID IF THE CHAPTER 11 FILING HAD NOT BEEN MADE, AND OUR SETTLEMENT WITH EQUITAS AND POSSIBLE SETTLEMENTS WITH OTHER INSURANCE CARRIERS MAY NOT BE COMPLETED IF SUCH LEGISLATION IS PASSED BY THE UNITED STATES CONGRESS.

         We understand that the United States Congress may consider adopting legislation that would set up a national trust fund as the exclusive means for recovery for asbestos-related disease. We are uncertain as to what contributions we would be required to make to a national trust, if any, although it is possible that they could be substantial and that they could continue for several years. Our level of participation in and contribution to a national trust could be greater or less than it otherwise would have been as a result of having subsidiaries that have filed Chapter 11 proceedings due to asbestos liabilities.

         Under the terms of our announced insurance settlements and proposed insurance settlements (see "--Although we are working toward implementation of settlements with our insurance carriers, there can be no assurance that such settlements can be completed on the terms proposed" below), we expect to receive cash proceeds with a present value of approximately $1.4 billion for our asbestos- and silica-related insurance receivables. However, one of the conditions to the effectiveness of our announced and proposed insurance settlements is or, with respect to the proposed settlements, is expected to be, that no law shall be passed by the United States Congress that relates to, regulates, limits or controls the prosecution of asbestos claims in United States state or federal courts or any other forum. If national asbestos litigation legislation in the form presently being considered is passed by the United States Congress on or before January 5, 2005 and becomes law, and our plan of reorganization has become final and non-appealable before passage of the new legislation, we would not receive the $1.4 billion in cash provided by these settlements, but we would retain the rights we currently have against our insurance carriers, which includes coverage with a face amount of more than $3.0 billion.

      JUDICIAL RELIEF AGAINST ASBESTOS AND SILICA EXPOSURE MAY NOT BE AS BROAD AS IS CONTEMPLATED BY THE PROPOSED PLAN OF REORGANIZATION, AND A COMPLETED PLAN OF REORGANIZATION MAY NOT ADDRESS ALL ASBESTOS AND SILICA EXPOSURE.

         Our proposed plan of reorganization includes resolution of asbestos and silica personal injury claims against DII Industries, Kellogg Brown & Root and their current and former subsidiaries, as well as Halliburton and its subsidiaries and the predecessors and successors of them. While the bankruptcy court issued an order confirming the proposed plan of reorganization in July 2004, the plan of reorganization remains subject to approval by the federal district court, which we expect to occur by the end of summer 2004. No assurance can be given that the court reviewing and approving the plan of reorganization will grant relief as broad as contemplated by the proposed plan of reorganization.

         In addition, a confirmed plan of reorganization and injunctions under
Section 524(g) and Section 105 of the United States Bankruptcy Code may not apply to protect against all asbestos and silica claims asserted against us in jurisdictions outside the United States. For example, while we have historically not received a significant number of claims outside the United States, any such future claims would be subject to the applicable legal system of the jurisdiction where the claim was made. The enforceability of injunctions under the United States Bankruptcy Code in such jurisdictions is uncertain. In addition, the Section 524(g) injunction would not apply to some claims under workers' compensation arrangements. Although we do not believe that we have material exposure to foreign or workers' compensation claims, there can be no assurance that material claims would not be made in the future. Further, to our knowledge, the constitutionality of an injunction under Section 524(g) of the United States Bankruptcy Code has not been tested in a court of law. We can provide no assurance that, if the constitutionality is challenged, the injunction would be upheld.

         In addition, although we would have other significant affirmative defenses, the injunctions issued under the United States Bankruptcy Code may not cover all silica personal injury claims arising as a result of future silica exposure after the effective date of the proposed plan of reorganization. Moreover, the proposed plan of reorganization does not resolve claims for property damage as a result of materials containing asbestos. Accordingly, although we have

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historically received no such claims, claims could still be made as to damage to property or property value as a result of asbestos containing products having been used in a particular property or structure.

      ALTHOUGH WE ARE WORKING TOWARD IMPLEMENTATION OF SETTLEMENTS WITH OUR INSURANCE CARRIERS, THERE CAN BE NO ASSURANCE THAT SUCH SETTLEMENTS CAN BE COMPLETED ON THE TERMS PROPOSED.

         In January 2004, we reached a comprehensive agreement with Equitas to settle our insurance claims against certain underwriters at Lloyd's of London, reinsured by Equitas, for asbestos- and silica-related claims and all other claims under the applicable insurance policies. There are conditions to completion of the settlement with Equitas, and there can be no assurance that this settlement will be completed on the terms announced. We are also negotiating settlement agreements with other insurance carriers. In May 2004, we entered into non-binding agreements in principle with representatives of the London Market insurance carriers that, if implemented, would settle insurance disputes with substantially all the solvent London Market insurance carriers for asbestos- and silica-related claims and all other claims under the applicable insurance policies. The agreements in principle with the London Market insurance carriers are subject to board of directors' approval of all parties, agreement by all remaining London Market insurers and an order by the bankruptcy court confirming our proposed plan of reorganization that has become final and non-appealable. We also expect to shortly enter into a non-binding agreement in principle with our solvent domestic insurance carriers that, if implemented, would settle asbestos- and silica- related claims and all other claims under the applicable insurance policies and terminate all the applicable insurance policies. The agreement in principle with the domestic insurance carriers would be subject to board of directors' approval of all parties, agreement by Federal-Mogul Products, Inc., approval by the Federal-Mogul bankruptcy court, and an order by the bankruptcy court confirming our proposed plan of reorganization that has become final and non-appealable. These proposed settlements with our insurance carriers are subject to numerous conditions, including the conditions of the Equitas settlement, which include the condition that the United States Congress does not pass national asbestos litigation reform legislation before January 5, 2005.

         Under the terms of our announced insurance settlements and proposed insurance settlements, we expect to receive cash proceeds with a present value of approximately $1.4 billion for our asbestos- and silica-related insurance receivables. Our December 31, 2003 estimate of our asbestos- and silica-related insurance receivables already included the charge for the settlement amount under the Equitas agreement reached in January 2004, as well as certain other probable settlements with carriers for which we could reasonably estimate the amount of the settlement. In the second quarter of 2004, we reduced the amount recorded as insurance receivables for asbestos- and silica-related liabilities insured by domestic carriers, resulting in a pre-tax charge to discontinued operations of approximately $680.0 million.

         Although we are working toward implementation of these announced and proposed insurance settlements, there can be no assurance that such settlements can be completed on the terms as either announced or proposed. In addition, if we are unable to complete our announced and proposed insurance settlements, we may be unable to recover, or we may be delayed in

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recovering, insurance reimbursements related to asbestos and silica claims due to, among other things:

         o the inability or unwillingness of insurers to timely reimburse for claims in the future;

         o disputes as to documentation requirements for DII Industries, Kellogg Brown & Root or other subsidiaries in order to recover claims paid;

         o the inability to access insurance policies shared with, or the dissipation of shared insurance assets by, Harbison-Walker Refractories Company, Federal Mogul Products or others;

         o the possible insolvency or reduced financial viability of our insurers;

         o  the cost of litigation to obtain insurance reimbursement; and

         o possible adverse court decisions as to our rights to obtain insurance reimbursement.

      PROLONGED CHAPTER 11 PROCEEDINGS OF SOME OF OUR SUBSIDIARIES MAY NEGATIVELY AFFECT THEIR ABILITY TO OBTAIN NEW BUSINESS AND CONSEQUENTLY MAY HAVE A NEGATIVE IMPACT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Because our financial condition and our results of operations depend on distributions from our subsidiaries, any prolonged Chapter 11 proceedings of those subsidiaries, including DII Industries and Kellogg Brown & Root, may have a negative impact on our cash flow and distributions from those subsidiaries. These subsidiaries are not able to make distributions of profits to Halliburton during the Chapter 11 proceedings without court approval. In addition, the Chapter 11 proceedings could materially and adversely affect the ability of our subsidiaries in Chapter 11 proceedings to obtain new orders from current or prospective customers. As a result of any prolonged Chapter 11 proceedings, some current and prospective customers, suppliers and other vendors may assume that our subsidiaries are financially weak and will be unable to honor obligations, making those customers, suppliers and other vendors reluctant to do business with our subsidiaries. In particular, some governments may be unwilling to conduct business with a subsidiary in a Chapter 11 proceeding. Consequently, our financial condition and results of operations could be materially and adversely affected.

         Further, prolonged Chapter 11 proceedings could materially and adversely affect the relationship that DII Industries, Kellogg Brown & Root and their subsidiaries involved in the Chapter 11 proceedings have with their customers, suppliers and employees, which in turn could materially and adversely affect their competitive positions, financial conditions and results of operations. A weakening of their financial conditions and results of operations could materially and adversely affect their ability to implement the plan of reorganization.

      FEDERAL BANKRUPTCY LAW AND STATE STATUTES MAY, UNDER SPECIFIC CIRCUMSTANCES, VOID PAYMENTS MADE BY OUR SUBSIDIARIES TO US AND VOID PRINCIPAL AND INTEREST PAYMENTS MADE BY US.

         Under federal bankruptcy law and various state fraudulent transfer laws, payments and distributions made by our subsidiaries participating in the Chapter 11 proceedings prior to the Chapter 11 filing could, under specific circumstances, be avoided as preferential transfers if the statutory requirements with respect to the recovery of avoidable preferential transfers are met. It is also possible that claims may be brought against transferees of the debtors for the recovery of distributions made by such debtors under the state fraudulent conveyance laws or the provisions for the recovery of fraudulent conveyance contained in the United States Bankruptcy Code. Since we rely primarily on dividends from our subsidiaries and other intercompany transactions to meet our obligations for payment of principal and interest on our outstanding debt obligations, any voidance of such payments made to us by our subsidiaries could limit our ability to make principal and interest payments on the new notes. Dividend payments from DII Industries to us could also, under specific circumstances, be voided as illegal dividends, fraudulent transfers or conveyances to the extent that a court determines that DII Industries was insolvent at the time these dividend payments were made. Furthermore, during the DII Industries Chapter 11 proceeding, DII Industries likely will be unable to make any dividend or other payments to us. The occurrence of these events may severely limit our ability to meet our obligations for payment of principal and interest on the new notes.

      A COURT COULD DETERMINE THAT THE DISTRIBUTION OF HALLIBURTON ENERGY SERVICES STOCK TO HALLIBURTON WAS A FRAUDULENT TRANSFER UNDER STATE LAW OR FEDERAL BANKRUPTCY LAW WHICH WOULD IMPAIR OUR ABILITY TO MAKE PAYMENTS ON THE NEW NOTES.

         Just prior to the filing of Chapter 11 proceedings, Halliburton Energy Services, Inc. was a wholly owned subsidiary of DII Industries. As part of the plan of reorganization, prior to its Chapter 11 filing, DII Industries distributed all of the capital stock of Halliburton Energy Services to Halliburton. Halliburton then distributed all of its ownership interests in DII Industries to Halliburton Energy Services, after which DII Industries became a wholly owned subsidiary of Halliburton Energy Services.

         Although the transfer was disclosed in, among other documents, the disclosure statement for the proposed plan of reorganization, which on July 16, 2004 was confirmed by the bankruptcy court, if the proposed plan of reorganization does not become effective, it is possible that a claim may be made by a person with standing to assert such claim that the transfer of Halliburton Energy Services capital stock to Halliburton by DII Industries prior to the Chapter 11 filing constitutes a fraudulent transfer. If a court were to determine that the distribution of Halliburton Energy Services stock by DII Industries to Halliburton constituted a fraudulent transfer, then Halliburton Energy Services may be required to remain a subsidiary of DII Industries or we may be required to pay the creditors the lesser of the relevant value of (1) the avoided transfer (in this case the value of the Halliburton Energy Services stock) or obligation and (2) the amount necessary to satisfy the claims of the creditors. It is also possible that other remedies may be fashioned by the court adjudicating such fraudulent conveyance claims. Due to bankruptcy rules which are applicable to DII Industries under the Chapter 11 proceedings and that limit or prohibit the payment of dividends or other distributions by DII Industries and its subsidiaries (including Halliburton Energy Services, if Halliburton Energy Services were to remain a subsidiary of DII Industries), we would effectively be prohibited from receiving funds from Halliburton Energy Services during any period of time in which DII Industries is in Chapter 11 proceedings. The occurrence of this event could severely limit our ability to meet our obligations for payment of principal and interest on the new notes and our other debt instruments.

         The successful prosecution of a claim by or on behalf of a debtor or its creditor under the applicable fraudulent transfer laws generally would require a determination that the debtor effected a transfer of an asset or incurred an obligation to an entity either:

         o with an actual intent to hinder, delay or defraud its existing or future creditors (a case of "actual fraud"); or

         o in exchange otherwise than for a "reasonably equivalent" value or a "fair consideration," and that the debtor:

            -- was insolvent or rendered insolvent by reason of the transfer or incurrence;

            -- was engaged or about to engage in a business or transaction for which its remaining assets would constitute unreasonably small capital; or

            -- intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature (a case of "constructive fraud").

         In the case of either actual fraud or constructive fraud, the unsecured creditors affected thereby might be entitled to equitable relief against the transferee of the assets or the obligee of the incurred obligation in the form of a recovery of the lesser of (1) the relevant value of the avoided transfer or obligation or (2) the amount necessary to satisfy their claims.

         The measure of insolvency for purposes of a constructive-fraud action would depend on the fraudulent transfer law being applied. Generally, an entity would be considered insolvent if either, at the relevant time:

         o the sum of its debts and liabilities, including contingent liabilities, was greater than the value of its assets, at a fair valuation; or

         o the fair salable value of its assets was less than the amount required to pay the probable liability on its total existing debts and other liabilities, including contingent liabilities, as they become absolute and mature.

      CERTAIN OF OUR LETTERS OF CREDIT HAVE TRIGGERING EVENTS (SUCH AS THE FILING OF CHAPTER 11 PROCEEDINGS BY SOME OF OUR SUBSIDIARIES OR REDUCTIONS IN OUR CREDIT RATINGS) THAT WOULD ALLOW THE BANKS TO REQUIRE CASH COLLATERALIZATION OR ALLOW THE HOLDER TO DRAW UPON THE LETTER OF CREDIT.

         We entered into a master letter of credit facility in the fourth quarter of 2003 that is intended to replace any cash collateralization rights of issuers of substantially all our existing

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letters of credit during the pendency of the Chapter 11 proceedings of DII
Industries and Kellogg Brown & Root and our other filing subsidiaries. The master letter of credit facility is now in effect and governs at least 90% of the face amount of our existing letters of credit. See "Description of Selected Settlement-Related Indebtedness."

         Under the master letter of credit facility, if any letters of credit that are covered by the facility are drawn on or before December 31, 2004, the facility will provide the cash needed for such draws, as well as for any collateral or reimbursement obligations, in respect thereof, with any such borrowings being converted into term loans. However, with respect to the letters of credit that are not subject to the master letter of credit facility, we could be subject to reimbursement and cash collateral obligations. In addition, if the proposed plan of reorganization does not become effective in accordance with its terms by December 31, 2004 and we are unable to negotiate a renewal or extension of the master letter of credit facility, the letters of credit that are now governed by that facility will be governed by the arrangements with the banks that existed prior to the effectiveness of the facility. In many cases, those pre-existing arrangements impose reimbursement and/or cash collateral obligations on us and/or our subsidiaries.

         Uncertainty may also hinder our ability to access new letters of credit in the future. This could impede our liquidity and/or our ability to conduct normal operations.

      A LOWERING OF OUR CREDIT RATINGS WOULD INCREASE OUR BORROWING COST AND MAY RESULT IN OUR INABILITY TO OBTAIN ADDITIONAL FINANCING ON REASONABLE TERMS, TERMS ACCEPTABLE TO US OR AT ALL.

         Investment grade ratings are BBB- or higher for Standard & Poor's and Baa3 or higher for Moody's. Our current ratings are one level above BBB- on Standard & Poor's and one level above Baa3 on Moody's. In December 2003, Standard & Poor's revised its credit watch listing for us from "negative" to "developing" in response to our announcement that DII Industries, Kellogg Brown & Root and other of our subsidiaries filed Chapter 11 proceedings to implement the proposed asbestos and silica settlement. In May 2004, Moody's Investors Services confirmed its ratings, but revised its outlook from "positive" to "stable."
         If our debt rating falls below investment grade, we will be required to provide additional collateral to secure our credit facilities. With respect to the outstanding letters of credit that are not subject to the master letter of credit facility, we may be in technical breach of the bank agreements governing those letters of credit and we may be required to reimburse the bank for any draws or provide cash collateral to secure those letters of credit. In addition, if the proposed plan of reorganization does not become effective in accordance with its terms by December 31, 2004 and we are unable to negotiate a renewal or extension of the terms of the master letter of credit facility, advances under our master letter of credit facility will no longer be available and will no longer override the reimbursement, cash collateral or other agreements or arrangements relating to any of the letters of credit that existed prior to the effectiveness of the master letter of credit facility. In that event, we may be required to provide reimbursement for any draws or cash collateral to secure our or our subsidiaries' obligations under arrangements in place prior to our entering into the master letter of credit facility.

         In addition, our elective deferral compensation plan has a provision which states that if the Standard & Poor's credit rating falls below BBB, the amounts credited to participants' accounts will be paid to participants in a lump-sum within 45 days. At March 31, 2004, this amount was approximately $52.0 million.

         In the event our debt ratings are lowered by either agency, we may have to issue additional debt or equity securities or obtain additional credit facilities in order to meet our liquidity needs. We anticipate that any such new financing or credit facilities would not be on terms as attractive as those we have currently and that we would also be subject to increased costs of capital and interest rates. We also may be required to provide cash collateral to obtain surety bonds or letters of credit, which would reduce our available cash or require additional financing. Further, if we are unable to obtain financing for our proposed plan of reorganization on terms that are acceptable to us, we may be unable to complete the proposed plan of reorganization.

RISKS RELATING TO GEOPOLITICAL AND INTERNATIONAL EVENTS

     INTERNATIONAL AND POLITICAL EVENTS MAY ADVERSELY AFFECT OUR OPERATIONS.

         A significant portion of our revenue is derived from our non-U.S. operations, which exposes us to risks inherent in doing business in each of the more than 100 other countries in which we transact business. The occurrence of any of the risks described below could have a material adverse effect on our consolidated results of operations and consolidated financial condition.

         Our operations in more than 100 countries other than the United States accounted for approximately 76% of our consolidated revenues during the first quarter of 2004 and approximately 73% of our consolidated revenues during 2003. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

         o  expropriation and nationalization of our assets in that country;

         o  political and economic instability;

         o social unrest, acts of terrorism, force majeure, war or other armed conflict;

         o  inflation;

         o  currency fluctuations, devaluations and conversion restrictions;

         o  confiscatory taxation or other adverse tax policies;

         o governmental activities that limit or disrupt markets, restrict payments or limit the movement of funds;

         o governmental activities that may result in the deprivation of contract rights; and

         o trade restrictions and economic embargoes imposed by the United States and other countries, including current restrictions on our ability to provide products and services to Iran, which is a significant producer of oil and gas.

         Due to the unsettled political conditions in many oil producing countries and countries in which we provide governmental logistical support, our revenues and profits are subject to the adverse consequences of war, the effects of terrorism, civil unrest, strikes, currency controls and governmental actions. Countries where we operate that have significant amounts of political risk include: Argentina, Afghanistan, Algeria, Indonesia, Iran, Iraq, Nigeria, Russia and Venezuela. In addition, military action or continued unrest in the Middle East could impact the demand and pricing for oil and gas, disrupt our operations in the region and elsewhere and increase our costs for security worldwide. In addition, investigations by governmental authorities (see "-- Risks Relating to Our Business -- A joint venture in which a Halliburton unit participates is under investigation as a result of payments made in connection with a liquefied natural gas project in Nigeria"), as well as the social, economic and political climate in Nigeria, could materially and adversely affect our Nigerian business and operations.

      MILITARY ACTION, OTHER ARMED CONFLICTS OR TERRORIST ATTACKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Military action in Iraq, increasing military tension involving North Korea, as well as the terrorist attacks of September 11, 2001 and subsequent terrorist attacks, threats of attacks and unrest, have caused instability in the world's financial and commercial markets and have significantly increased political and economic instability in some of the geographic areas in which we operate. Acts of terrorism and threats of armed conflicts in or around various areas in which we operate, such as the Middle East and Indonesia, could limit or disrupt markets and our operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts or the loss of personnel or assets.

         Such events may cause further disruption to financial and commercial markets and may generate greater political and economic instability in some of the geographic areas in which we operate. In addition, any possible reprisals as a consequence of the war with and ongoing military action in Iraq, such as acts of terrorism in the United States or elsewhere, could materially and adversely affect us in ways we cannot predict at this time.

RISKS RELATING TO OUR BUSINESS

      OUR BUSINESS DEPENDS ON THE LEVEL OF ACTIVITY IN THE OIL AND NATURAL GAS INDUSTRY, WHICH IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.

         Demand for our services and products depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on our consolidated results of operations and consolidated financial condition.

         Demand for our products and services is particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity, often reflected as changes in rig counts. Lower levels of activity result in a corresponding decline in the demand for our oil and natural gas well services and products that could have a material adverse effect on our revenues and profitability. Factors affecting the prices of oil and natural gas include:

         o  governmental regulations;

         o  global weather conditions;

         o worldwide political, military and economic conditions, including the ability of OPEC to set and maintain production levels and prices for oil;

         o  the level of oil production by non-OPEC countries;

         o the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

         o  the cost of producing and delivering oil and gas; and

         o the level of demand for oil and natural gas, especially demand for natural gas in the United States.

         Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future.

         Spending on exploration and production activities and capital expenditures for refining and distribution facilities by large oil and gas companies have a significant impact on the activity levels of our businesses.

      OUR GOVERNMENT CONTRACTS WORK HAS BEEN THE FOCUS OF ALLEGATIONS AND INQUIRIES, AND THERE CAN BE NO ASSURANCE THAT ADDITIONAL ALLEGATIONS AND INQUIRIES WILL NOT BE MADE OR THAT OUR GOVERNMENT CONTRACT BUSINESS MAY NOT BE ADVERSELY AFFECTED.

         We provide substantial work under our government contracts business to the United States Department of Defense and other governmental agencies, including worldwide United States Army logistics contracts, known as LogCAP, and contracts to rebuild Iraq's petroleum industry, known as RIO I and RIO II. Our government services revenue related to Iraq totaled approximately $2.4 billion in the first quarter of 2004 and approximately $3.6 billion in 2003. Our units operating in Iraq and elsewhere under government contracts such as LogCAP and RIO consistently review the amounts charged and the services performed under these contracts. Our operations under these contracts are also regularly reviewed and audited by the Defense Contract Audit Agency (DCAA) and other governmental agencies.

         The results of a preliminary audit by the DCAA in December 2003 alleged that we may have overcharged the Department of Defense by $61.0 million in importing fuel into Iraq. After a review, the Army Corps of Engineers, which is our client and oversees the project, concluded that we obtained a fair price for the fuel. However, Department of Defense officials thereafter referred the matter to the agency's inspector general, which we understand has commenced an investigation. The Criminal Division of the United States Department of Justice is also investigating this matter and had issued a subpoena to a former employee of KBR. If criminal wrongdoing were found, criminal penalties could range up to the greater of $500,000 in fines per count for a corporation, or twice the gross pecuniary gain or loss.

         We have had inquiries in the past by the DCAA and the civil fraud division of the United States Department of Justice into possible overcharges for work performed during 1996 through 2000 under a contract in the Balkans, which inquiry has not yet been completed by the Department of Justice. Based on an internal investigation, we credited our customer approximately $2.0 million during 2000 and 2001 related to our work in the Balkans as a result of billings for which support was not readily available. We believe that the preliminary Department of Justice inquiry relates to potential overcharges in connection with a part of the Balkans contract under which approximately $100.0 million in work was done. The Department of Justice has not alleged any overcharges, and we believe that any allegation of overcharges would be without merit.

         In January 2004, we announced the identification by our internal audit function of a potential overbilling of approximately $6.0 million by one of our subcontractors under the LogCAP contract in Iraq for services performed during 2003. In accordance with our policy and government regulation, the potential overcharge was reported to the Department of Defense Inspector General's office as well as to our customer, the Army Materiel Command. In January 2004, we issued a check in the amount of $6.0 million to the Army Materiel Command to cover that potential overbilling while we conducted our own investigation into the matter. Later in the first quarter of 2004, we determined the subcontractor billing should have been $2.0 million for the services provided. An Assistant U.S. Attorney based in Illinois is also investigating two former employees and our subcontractor and has convened a grand jury and taken testimony in connection with this matter. We are continuing to investigate whether third-party subcontractors paid, or attempted to pay, one or two of our former employees in connection with the billing.

         During 2003, the DCAA raised issues relating to our invoicing to the Army Materiel Command for food services for soldiers and supporting civilian personnel in Iraq and Kuwait. We believe the issues raised by the DCAA relate to the difference between the number of meals ordered by the Army Materiel Command and the number of soldiers actually served at dining facilities for United States troops and supporting civilian personnel in Iraq and Kuwait. In the first quarter of 2004, we reviewed our dining facilities and administration centers (DFACs) in our Iraq and Kuwait areas of operation and have billed and continue to bill for all current DFAC costs. During the second quarter of 2004, we received notice from the DCAA that it is recommending withholding a portion of all our DFAC billings. The amount withheld totaled approximately $206.5 million as of July 12, 2004. The DCAA is continuing to recommend withholding 19.35% of payments on future DFAC billings relating to subcontracts entered into prior to February 2004.

         During the first quarter of 2004, the Army Materiel Command issued a mandate that could cause it to withhold 15% from our invoices to be paid after March 31, 2004 until our task orders under the LogCAP III contract are definitized. The Army Materiel Command has now extended this period to August 15, 2004. We do not believe the potential 15% withholding will have a significant or sustained impact on our liquidity because the withholding is temporary and ends once the definitization process is complete.

         During the second quarter of 2004, the Army Corps of Engineers withheld $57.4 million of our invoices related to a portion of our RIO I contract until we provide a revised estimate of the total costs related to certain task orders in order to complete the definitization process. These withholdings represent the amount invoiced in excess of 85% of the currently estimated amounts. The Army Corps of Engineers also could withhold similar amounts from future invoices under our RIO I contract until our task orders under the RIO I contract are definitized.

         All of these matters are still under review by the applicable government agencies. Additional review is likely, and the dollar amounts at issue could change significantly. We could also be subject to future DCAA inquiries for other services we provide in Iraq under the current LogCAP contract or the RIO contracts. For example, as a result of an increase in the level of work performed in Iraq or the DCAA's review of additional aspects of our services performed in Iraq, it is possible that we may, or may be required to, withhold additional invoicing or make refunds to our customer, some of which could be substantial, until these matters are resolved. This could materially and adversely affect our liquidity.

         Typically, when issues are found during the governmental agency audit process, they are discussed and reviewed by the governmental agency with the contractor in order to reach a resolution. However, to the extent we or our subcontractors make mistakes in our government contract operations, even if unintentional, insignificant or subsequently self-reported to the applicable government agency, we have been and will likely continue to be subject to more intense scrutiny. Some of this scrutiny is a result of the Vice President of the United States being a former chief executive officer of Halliburton. This scrutiny has recently centered on our government contracts work, especially in Iraq and other parts of the Middle East. In part because of the heightened level of scrutiny under which we operate, audit issues between us and government auditors like the DCAA or the inspector general of the Department of Defense may arise and are more likely to become public. We could be asked to reimburse payments made to us that are determined to be in excess of those allowed by the applicable contract, or we could agree to delay billing for an indefinite period of time for work we have performed until any billing and cost issues are resolved. Our ability to secure future government contracts business or renewals of current government contracts business in the Middle East or elsewhere could be materially and adversely affected. In addition, we may be required to expend a significant amount of resources explaining and/or defending actions we have taken under our government contracts.

      THE BARRACUDA-CARATINGA PROJECT IS CURRENTLY BEHIND SCHEDULE, HAS SUBSTANTIAL COST OVERRUNS AND WILL LIKELY RESULT IN LIQUIDATED DAMAGES PAYABLE BY US AND OUR INABILITY TO RECOVER OUR COSTS ASSOCIATED WITH THE PROJECT.

         In June 2000, Kellogg Brown & Root entered into a contract with Barracuda & Caratinga Leasing Company B.V., the project owner, to develop the Barracuda and Caratinga crude oilfields, which are located off the coast of Brazil. The construction manager and project owner's representative is Petrobras, the Brazilian national oil company. When completed, the project will consist of two converted supertankers, Barracuda and Caratinga, which will be used as floating production, storage, and offloading units, commonly referred to as FPSOs, 32 hydrocarbon production wells, 22 water injection wells, and all subsea flow lines, umbilicals and risers necessary to connect the underwater wells to the FPSOs. The original completion date for the Barracuda vessel was December 2003, and the original completion date for the Caratinga vessel was April 2004. The project is significantly behind the original schedule, due in large part to change orders from the project owner as well as a significant reduction in shipyard subcontractor productivity and vessel rework, and is in a financial loss position. We expect that the Barracuda vessel will likely be completed by June 2005, and the Caratinga vessel will likely be completed by November 2005. However, there can be no assurance that further delays will not occur.

         At June 30, 2004, the project was estimated to be approximately 87% complete. To date, we have recorded an inception-to-date pretax loss of approximately $762.0 million related to the project of which, based on June 2004 project forecasts, approximately $310.0 million was recorded in the second quarter of 2004, $97.0 million was recorded in the first quarter of 2004, $238.0 million was recorded in 2003, and $117.0 million was recorded in 2002. In determining the amount of the charge we recorded in the second quarter of 2004, we assumed that the April 2004 agreement in principle (described below) will be successfully finalized. If the April 2004 agreement in principle were not finalized, based on June 2004 project forecasts, Kellogg Brown & Root could be subject to an additional approximately $159.0 million in liquidated damages beyond the $85.0 million of liquidated damages recorded as of June 30, 2004 in the event that the delay in the project is determined to be attributable to us. Kellogg Brown & Root and Petrobras continue to work toward finalization of a definitive agreement but there can be no guarantee that a definitive agreement will be achieved or approved.

         Our performance under the contract is secured by:

         o performance letters of credit, which together have an available credit of approximately $272.0 million as of June 30, 2004 and which will continue to be adjusted to represent approximately 10% of the contract amount, as amended to date by change orders;

            retainage letters of credit, which together have available credit of approximately $170.0 million as of June 30, 2004 and which will increase in order to continue to represent 10% of the cumulative cash amounts paid to us; and

         o a guarantee of Kellogg Brown & Root's performance under the agreement by Halliburton in favor of the project owner.

         April 2004 Agreement in Principle. In early April 2004, Kellogg Brown & Root and Petrobras, on behalf of the project owner, entered into a non-binding agreement in principle. The April 2004 agreement in principle is the basis for settlement of the various claims between the parties and would amend existing agreements, including the November 2003 agreements described below. Implementation of the agreement in principle requires final approval of the Board of Directors of Petrobras and Halliburton, the project lenders, and possibly the bankruptcy court reviewing our proposed plan of reorganization. Discussions among all parties, including the project lenders, are underway. The April 2004 agreement in principle provides for:

         o the release of all claims of all parties that arise prior to the effective date of a final definitive agreement;

         o the payment to us of $79.0 million as a result of change orders for remaining claims;

         o payment by Petrobras of any value added taxes on the project, except for $8.0 million which has been paid by us;

         o the assumption by Petrobras of certain work under the original contract;

         o the repayment on December 7, 2004 by Kellogg Brown & Root of a portion of $300.0 million of advance payments (as was agreed in the November 2003 agreements described below), without interest; and

         o an extension of time to the original completion dates and other milestone dates that average approximately 18 months, thereby granting an additional approximately six months beyond the extensions granted in the November 2003 agreements (described below) before liquidated damages for project delays will be assessed.

         November 2003 Agreements. If the April 2004 agreement in principle is not implemented, we would remain subject to agreements entered into in November 2003 with the project owner in which the project owner agreed to:

         o pay $69.0 million to settle a portion of our claims, thereby reducing the amount of probable unapproved claims to $114.0 million;

         o extend the original project completion dates and other milestone dates, reducing our original exposure to liquidated damages; and

         o delay Kellogg Brown & Root's repayment of approximately $300.0 million in advance payments until December 2004, although we and the project owner did not resolve whether Kellogg Brown & Root would be obligated to pay interest on this amount.

         In addition, we would remain subject to the following risks under the November 2003 agreements:

                  Unapproved Claims. We have asserted claims for compensation substantially in excess of the $114.0 million of probable unapproved claims, as well as claims for additional time to complete the project before liquidated damages become applicable. The project owner and Petrobras asserted claims against us that are in addition to the project owner's potential claims for liquidated damages. In the November 2003 agreements, the parties agreed to arbitrate these remaining disputed claims. In addition, we agreed to cap our financial recovery to a maximum of $375.0 million, and the project owner and Petrobras agreed to cap their recovery to a maximum of $380.0 million plus liquidated damages.

                  Liquidated Damages. In the event that any portion of the project delay is determined to be attributable to us and any phase of the project is completed after the milestone dates specified in the contract, we could be required to pay liquidated damages. These damages were initially (prior to the November 2003 agreements) calculated on an escalating basis rising ultimately to approximately $1.0 million per day of delay caused by us, subject to a total cap on liquidated damages of 10% of the final contract amount, yielding a cap of approximately $272.0 million as of June 30, 2004.

                  Under the November 2003 agreements, the project owner granted an extension of time to the original completion dates and other milestone dates that average approximately 12 months. In addition, the project owner agreed to delay any attempt to assess the original liquidated damages against us for project delays beyond 12 months and up to 18 months and delay any drawing of letters of credit with respect to such liquidated damages until the earliest of December 7, 2004, the completion of any arbitration proceedings or the resolution of all claims between the project owner and us. Although the November 2003 agreements do not delay the drawing of letters of credit for liquidated damages for delays beyond 18 months, our master letter of credit facility will provide funding for any such draw before December 31, 2004. The November 2003 agreements also provide for a separate liquidated damages calculation of $450,000 per day for each of the Barracuda and the Caratinga vessels if delayed beyond 18 months from the original schedule. That amount is subject to the total cap on liquidated damages of 10% of the final contract amount. Based upon the November 2003 agreements and our June 2004 project forecasts, we estimate that if we were to be completely unsuccessful in our claims for additional time, we would be obligated to pay approximately $244.0 million in liquidated damages. If the April 2004 agreement in principle were not finalized, based on June 2004 project forecasts, Kellogg Brown & Root could be subject to an additional approximately $159.0 million in liquidated damages beyond the $85.0 million of liquidated damages recorded as of June 30, 2004 in the event that the delay in the project is determined to be attributable to us. We have accrued $85.0 million for this exposure as of June 30, 2004. There can be no assurance that further project delays will not occur.

                  Value Added Taxes. On December 16, 2003, the State of Rio de Janeiro issued a decree recognizing that Petrobras is entitled to a credit for the value added taxes paid on the project. The decree also provided that value added taxes that may have become due on the project, but which had not yet been paid, could be paid in January 2004 without penalty or interest. In response to the decree, Petrobras agreed to:

            o directly pay the value added taxes due on all imports on the project (including Petrobras' January 2004 payment of approximately $150.0 million); and

            o reimburse us for value added taxes paid on local purchases, of which approximately $100.0 million will become due during 2004.

                  Since the credit to Petrobras for these value added taxes is on a delayed basis, the issue of whether we must bear the cost of money for the period from payment by Petrobras until receipt of the credit has not been determined.

                  The validity of the December 2003 decree has now been challenged in court in Brazil. Our legal advisers in Brazil believe that the decree will be upheld. If it is overturned or rescinded, or the Petrobras credits are lost for any other reason not due to Petrobras, the issue of who must ultimately bear the cost of the value added taxes will have to be determined based upon the law prior to the December 2003 decree. We believe that the value added taxes are reimbursable under the contract and prior law, but, until the December 2003 decree was issued, Petrobras and the project owner had been contesting the reimbursability of up to $227.0 million of value added taxes. There can be no assurance that we will not be required to pay all or a portion of these value added taxes. In addition, penalties and interest of $40.0 million to $100.0 million could be due if the December 2003 decree is invalidated. We have paid $8.0 million for these amounts as of June 30, 2004.

         Default Provisions. In the event that we were determined to be in default under the contract, and if the project was not completed by us as a result of such default (i.e., our services are terminated as a result of such default), the project owner may seek direct damages. Those damages could include completion costs in excess of the contract price and interest on borrowed funds, but would exclude consequential damages. The total damages could be up to $500.0 million plus the return of up to $300.0 million in advance payments previously received by us to the extent they have not been repaid. The original contract terms require repayment of the $300.0 million in advance payments by crediting the last $350.0 million of our invoices related to the contract by that amount, but the November 2003 agreements delay the repayment of any of the $300.0 million in advance payments until at least December 7, 2004. The April 2004 agreement in principle provides that interest on this amount is not due and payable. A termination of the contract by the project owner could have a material adverse effect on our financial condition and results of operations.

         Cash Flow Considerations. The project owner has procured project finance funding obligations from various lenders to finance the payments due to us under the contract. In addition, the project financing includes borrowing capacity in excess of the original contract amount.

         Under the loan documents, the availability date for loan draws expired December 1, 2003 and, therefore, the project owner drew down all remaining available funds on that date. As a condition to the draw-down of the remaining funds, the project owner was required to escrow the funds for the exclusive use of paying project costs. The availability of the escrowed funds can be suspended by the lenders if applicable conditions are not met. With limited exceptions, these funds may not be paid to Petrobras or its subsidiary, which is funding the drilling costs of the project, until all amounts due to us, including amounts due for the claims, are liquidated and paid. While this potentially reduces the risk that the funds would not be available for payment to us, we are not party to the arrangement between the lenders and the project owner and can give no assurance that there will be adequate funding to cover current or future claims and change orders.

         We have begun to fund operating cash shortfalls on the project and are obligated to fund total shortages over the remaining project life. Approximately $342.0 million of this amount will be paid during the second half of 2004 (which includes approximately half of the second quarter 2004 charge described previously), and approximately $171.0 million of this amount will be paid during 2005. That funding level assumes that, pursuant to amended project agreements implementing the April 2004 agreement in principle, neither we nor the project owner recover additional claims against the other, other than liquidated damages for project delays. The operating cash shortfalls set forth in this paragraph may increase and we may be required to fund additional amounts over the remaining project life.

      A JOINT VENTURE IN WHICH A HALLIBURTON UNIT PARTICIPATES IS UNDER INVESTIGATION AS A RESULT OF PAYMENTS MADE IN CONNECTION WITH A LIQUEFIED NATURAL GAS PROJECT IN NIGERIA.

         The SEC has commenced a formal investigation into payments made in connection with the construction and subsequent expansion by TSKJ of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. A French magistrate has also been investigating this matter. TSKJ and other similarly owned entities have entered into various contracts to build and expand the liquefied natural gas project for Nigeria LNG Limited, which is owned by the Nigerian National Petroleum Corporation, Shell Gas B.V., Cleag Limited (an affiliate of Total), and Agip International B.V. TSKJ is a private limited liability company registered in Madeira, Portugal whose members are Technip SA of France, Snamprogetti Netherlands B.V., which is an affiliate of ENI SpA of Italy, JGC Corporation of Japan, and Kellogg Brown & Root, each of which owns 25% of the venture.

         In June 2004, we terminated all relationships with Mr. A. Jack Stanley, who most recently served as a consultant and chairman of Kellogg Brown & Root, and another consultant and former employee of M.W. Kellogg, Ltd., a joint venture in which Kellogg Brown & Root has a 55% interest. The terminations occurred because of violations of Halliburton's code of business conduct that allegedly involve the receipt of improper personal benefits in connection with TSKJ's construction of the natural gas liquefaction facility in Nigeria. We understand that Mr. Stanley has received a subpoena from the SEC. It has also been reported recently in the French press that the French magistrate has officially placed an agent of TSKJ under investigation for corruption of a foreign public official.

         The United States Department of Justice and the SEC have met with Halliburton to discuss these matters and have asked Halliburton for cooperation and access to information in reviewing these matters in light of the requirements of the United States Foreign Corrupt Practices Act. Halliburton has engaged outside counsel to investigate any allegations and is cooperating with the United States government's inquiries and will make its employees available for testimony. While Halliburton does not believe it has violated the Foreign Corrupt Practices Act, Halliburton's own internal investigation of these matters is on-going and there can be no assurance that the government's or Halliburton's investigation will not conclude otherwise. Representatives of Halliburton have also recently met with the French magistrate to express their willingness to cooperate with the magistrate's investigation. In Nigeria, a legislative committee of the National Assembly and the Economic and Financial Crimes Commission, which is organized as part of the executive branch of the government, are also investigating these matters. Halliburton intends to cooperate with these investigations as well. As of March 31, 2004, we had not accrued any amounts related to this investigation.

      WE ARE SUBJECT TO SEC INVESTIGATIONS, WHICH COULD MATERIALLY AFFECT US.

         In addition to the SEC investigation described in the immediately preceding risk factor, we are currently the subject of a formal investigation by the SEC, which we believe is focused on the accuracy, adequacy and timing of our disclosure of the change in our accounting practice for revenues associated with estimated cost overruns and unapproved claims for specific long-term engineering and construction projects. The resolution of these investigations could have a material adverse effect on us and result in:

         o  the institution of administrative, civil or injunctive proceedings;

         o  sanctions and the payment of fines and penalties; and

         o increased review and scrutiny of us by regulatory authorities, the media and others.

      WE MAY PURSUE ACQUISITIONS, DISPOSITIONS, INVESTMENTS AND JOINT VENTURES, WHICH COULD AFFECT OUR RESULTS OF OPERATIONS.

         We may actively seek opportunities to maximize efficiency and value through various transactions, including purchases or sales of assets, businesses, investments or contractual arrangements or joint ventures. These transactions would be intended to result in the realization of savings, the creation of efficiencies, the generation of cash or income or the reduction of risk. Acquisition transactions may be financed by additional borrowings or by the issuance of our common stock. These transactions may also affect our consolidated results of operations.

         These transactions also involve risks and we cannot assure you that:

         o  any acquisitions would result in an increase in income;

         o any acquisitions would be successfully integrated into our operations;

         o any disposition would not result in decreased earnings, revenue or cash flow;

         o any dispositions, investments, acquisitions or integrations would not divert management resources; or

         o any dispositions, investments, acquisitions or integrations would not have a material adverse effect on our results of operations or financial condition.

         We conduct some operations through joint ventures, where control may be shared with unaffiliated third parties. As with any joint venture arrangement, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major issues.


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
We also cannot control the actions of our joint venture partners, including any nonperformance, default or bankruptcy of our joint venture partners. These factors could potentially materially and adversely affect the business and operations of the joint venture and, in turn, our business and operations.

      A SIGNIFICANT PORTION OF OUR ENGINEERING AND CONSTRUCTION PROJECTS IS ON A FIXED-PRICE BASIS, SUBJECTING US TO THE RISKS ASSOCIATED WITH COST OVER-RUNS AND OPERATING COST INFLATION.

         We contract to provide services either on a time-and-materials basis or on a fixed-price basis, with fixed-price (or lump sum) contracts accounting for approximately 10% of KBR's revenues for the first quarter of 2004 and approximately 24% for the year ended December 31, 2003. We bear the risk of cost overruns, operating cost inflation, labor availability and productivity and supplier and subcontractor pricing and performance in connection with projects covered by fixed-price contracts. Our failure to estimate accurately the resources and time required for a fixed-price project, or our failure to complete our contractual obligations within the time frame and costs committed, could have a material adverse effect on our business, results of operations and financial condition.

      CHANGES IN GOVERNMENTAL SPENDING AND CAPITAL SPENDING BY OUR CUSTOMERS MAY ADVERSELY AFFECT US.

         Our business is directly affected by changes in governmental spending and capital expenditures by our customers. Some of the changes that may materially and adversely affect us include:

         o a decrease in the magnitude of governmental spending and outsourcing for military and logistical support of the type that we provide. For example, the current level of government services being provided in the Middle East may not continue for an extended period of time;

         o an increase in the magnitude of governmental spending and outsourcing for military and logistical support, which can materially and adversely affect our liquidity needs as a result of additional or continued working capital requirements to support this work;

         o a decrease in capital spending by governments for infrastructure projects of the type that we undertake;

         o the consolidation of our customers, which has (1) caused customers to reduce their capital spending, which has in turn reduced the demand for our services and products, and (2) resulted in customer personnel changes, which in turn affects the timing of contract negotiations and settlements of claims and claim negotiations with engineering and construction customers on cost variances and change orders on major projects;

         o adverse developments in the businesses and operations of our customers in the oil and gas industry, including write-downs of reserves and reductions in capital spending for


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
            exploration, development, production, processing, refining, and pipeline delivery networks; and

         o  ability of our customers to timely pay the amounts due us.

      THE LOSS OF ONE OR MORE SIGNIFICANT CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OUR CONSOLIDATED RESULTS OF OPERATIONS.

         Both our Energy Services Group and KBR depend on a limited number of significant customers. While, except for the United States Government, none of these customers represented more than 10% of consolidated revenues in any recent period, the loss of one or more significant customers could have a material adverse effect on our business and our consolidated results of operations.

      WE ARE SUSCEPTIBLE TO ADVERSE WEATHER CONDITIONS IN OUR REGIONS OF OPERATIONS.

         Our businesses could be materially and adversely affected by severe weather, particularly in the Gulf of Mexico where we have significant operations. Repercussions of severe weather conditions may include:

         o  evacuation of personnel and curtailment of services;

         o weather-related damage to offshore drilling rigs resulting in suspension of operations;

         o  weather-related damage to our facilities;

         o inability to deliver materials to jobsites in accordance with contract schedules; and

         o  loss of productivity.

         Because demand for natural gas in the United States drives a disproportionate amount of our Energy Services Group's United States business, warmer than normal winters in the United States are detrimental to the demand for our services to gas producers.

      WE ARE RESPONDING TO AN INQUIRY FROM THE OFFICE OF FOREIGN ASSETS CONTROL REGARDING ONE OF OUR NON-UNITED STATES SUBSIDIARIES' OPERATIONS IN IRAN.

         We have a Cayman Islands subsidiary with operations in Iran, and other European subsidiaries that manufacture goods destined for Iran and/or render services in Iran. The United States imposes trade restrictions and economic embargoes that prohibit United States incorporated entities and United States citizens and residents from engaging in commercial, financial or trade transactions with some foreign countries, including Iran, unless authorized by the Office of Foreign Assets Control (OFAC) of the United States Treasury Department or exempted by statute.

         We received and responded to an inquiry in mid-2001 from OFAC with respect to the operations in Iran by a Halliburton subsidiary that is incorporated in the Cayman Islands. The OFAC inquiry requested information with respect to compliance with the Iranian Transaction


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
Regulations. Our 2001 written response to OFAC stated that we believed that we were in full compliance with applicable sanction regulations. In January 2004, we received a follow-up letter from OFAC requesting additional information. We responded fully to this request on March 19, 2004. We understand this matter has now been referred by OFAC to the Department of Justice. In July 2004, Halliburton received from an Assistant U.S. Attorney for the Southern District of Texas a grand jury subpoena requesting the production of documents. We intend to cooperate with the government's investigation. As of March 31, 2004, we had not accrued any amounts related to this investigation.

         Separate from the OFAC inquiry, we completed a study in 2003 of our activities in Iran during 2002 and 2003 and concluded that these activities were in full compliance with applicable sanction regulations. These sanction regulations require isolation of entities that conduct activities in Iran from contact with United States citizens or managers of United States companies.

         We have been asked to and could be required to respond to other questions and inquiries about operations in countries with trade restrictions and economic embargoes.

      WE ARE SUBJECT TO TAXATION IN MANY JURISDICTIONS AND THERE ARE INHERENT UNCERTAINTIES IN THE FINAL DETERMINATION OF OUR TAX LIABILITIES.

         We have operations in more than 100 countries other than the United States and as a result are subject to taxation in many jurisdictions. Therefore, the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. These tax examinations may result in assessments of additional taxes or penalties or both. Additionally, new taxes, such as the proposed excise tax in the United States targeted at heavy equipment of the type we own and use in our operations, could negatively affect our results of operations.

      WE ARE SUBJECT TO SIGNIFICANT FOREIGN EXCHANGE AND CURRENCY RISKS THAT COULD ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO REINVEST EARNINGS FROM OPERATIONS.

         A sizable portion of our consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, we are subject to significant risks, including:

         o foreign exchange risks resulting from changes in foreign exchange rates and the implementation of exchange controls such as those experienced in Argentina in late 2001 and early 2002; and

         o limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries.

         We conduct business in countries that have non-traded or "soft" currencies which, because of their restricted or limited trading markets, may be more difficult to exchange for "hard" currency. We may accumulate cash in soft currencies and we may be limited in our ability to convert our profits into United States dollars or to repatriate the profits from those countries.


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
      OUR ABILITY TO LIMIT OUR FOREIGN EXCHANGE RISK THROUGH HEDGING TRANSACTIONS MAY BE LIMITED.

         We selectively use hedging transactions to limit our exposure to risks from doing business in foreign currencies. For those currencies that are not readily convertible, our ability to hedge our exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Our ability to hedge is also limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient.

         In addition, the value of the derivative instruments could be impacted by:

         o  adverse movements in foreign exchange rates;

         o  interest rates;

         o  commodity prices; or

         o the value and time period of the derivative being different than the exposures or cash flows being hedged.

      WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL REQUIREMENTS THAT IMPOSE ON US OBLIGATIONS OR RESULT IN OUR INCURRING LIABILITIES THAT WILL ADVERSELY AFFECT OUR RESULTS OF OPERATIONS OR FOR WHICH OUR FAILURE TO COMPLY COULD ADVERSELY AFFECT US.

         Our businesses are subject to a variety of environmental laws, rules and regulations in the United States and other countries, including those covering hazardous materials and requiring emission performance standards for facilities. For example, our well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. We also use radioactive and explosive materials in certain of our operations. Environmental requirements include, for example, those concerning:

         o the containment and disposal of hazardous substances, oilfield waste and other waste materials;

         o  the importation and use of radioactive materials;

         o  the use of underground storage tanks; and

         o  the use of underground injection wells.

         Environmental and other similar requirements generally are becoming increasingly strict. Sanctions for failure to comply with these requirements, many of which may be applied retroactively, may include:

         o  administrative, civil and criminal penalties;

         o  revocation of permits to conduct business; and

         o corrective action orders, including orders to investigate and/or clean up contamination.

         Failure on our part to comply with applicable environmental requirements could have a material adverse effect on our consolidated financial condition. We are also exposed to costs arising from environmental compliance, including compliance with changes in or expansion of environmental requirements, such as the potential regulation in the United States of our Energy Services Group's hydraulic fracturing services and products as underground injection, which could have a material adverse effect on our business, financial condition, operating results or cash flows.

         We are exposed to claims under environmental requirements and from time to time such claims have been made against us. In the United States, environmental requirements and regulations typically impose strict liability. Strict liability means that in some situations we could be exposed to liability for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of prior operators or other third parties. Liability for damages arising as a result of environmental laws could be substantial and could have a material adverse effect on our consolidated results of operations.

         Changes in environmental requirements may negatively impact demand for our services. For example, oil and natural gas exploration and production may decline as a result of environmental requirements (including land use policies responsive to environmental concerns). Such a decline, in turn, could have a material adverse effect on us.

      WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         We rely on a variety of intellectual property rights that we use in our products and services. We may not be able to successfully preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could materially and adversely affect our competitive position.

     IF WE DO NOT DEVELOP NEW COMPETITIVE TECHNOLOGIES AND PRODUCTS OR IF OUR PROPRIETARY TECHNOLOGIES, EQUIPMENT, FACILITIES OR WORK PROCESSES BECOME OBSOLETE, OR IF WE HAVE PROBLEMS IMPLEMENTING NEW TECHNOLOGY, OUR BUSINESS AND REVENUES MAY BE ADVERSELY AFFECTED.

         The market for our products and services is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenues could be materially and adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities or work processes become obsolete, we may no longer be competitive and our business and revenues could be materially and adversely affected.


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
     WE MAY BE UNABLE TO EMPLOY A SUFFICIENT NUMBER OF TECHNICAL PERSONNEL.

         Many of the services that we provide and the products that we sell are complex and highly engineered and often must perform or be performed in harsh conditions. We believe that our success depends upon our ability to employ and retain technical personnel with the ability to design, utilize and enhance these products and services. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our cost structure could increase, our margins could decrease and our growth potential could be impaired.


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
                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         HALLIBURTON COMPANY


                                         By:  /s/ Margaret E. Carriere
                                           -------------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary

Date:  July 19, 2004



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